NEWS RELEASE                                                        EXHIBIT 99.1
PS Business Parks, Inc.
701 Western Avenue
P.O. Box 25050
Glendale, CA  91221-5050
www.psbusinessparks.com

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                                       For Release:     Immediately
                                       Date:            September 21, 2001
                                       Contact:         Mr. Jack Corrigan
                                                        (818) 244-8080, Ext. 663

GLENDALE, CALIFORNIA - PS Business Parks, Inc. (AMEX: PSB), announced today the completion of a private placement of preferred operating partnership units totaling $53 million by its operating partnership, PS Business Parks, L.P. ("PSBPLP").

PSBPLP completed a $53 million private placement of 9 1/4% Series E Cumulative Redeemable Preferred Units to GSEP 2001 Realty Corp. with Goldman Sachs acting as the placement agent. The Series E Preferred Units are exchangeable after 10 years by the holders into 9 1/4% Series E Cumulative Redeemable Preferred Stock of PS Business Parks, Inc. on a one-for-one basis. The Preferred Units are callable by the Partnership after five years, have no stated maturity or mandatory redemption and are subordinate to all debt. Proceeds will be used for investment in real estate.

COMPANY INFORMATION
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PSB is a  self-advised  and  self-managed  equity real estate  investment  trust
specializing  in  the  ownership,  management,   acquisition,   development  and
redevelopment of business parks containing principally office "flex" space. The Company defines "flex" space as buildings that are configured with a combination of office and warehouse space and can be designed to fit an almost limitless
number  of  uses  (including  office,  assembly,  showroom,   laboratory,  light
manufacturing and warehouse under one roof). As of September 21, 2001, PSB had interests in approximately 13.3 million net rentable square feet of commercial space with approximately 3,500 customers located in 9 states, concentrated primarily in California (5,043,000 sq. ft.), Texas (2,881,000 sq. ft.), Oregon (1,191,000 sq. ft.), Virginia (2,480,000 sq. ft.) and Maryland (866,000 sq.
ft.).


Additional  information  about PS  Business  Parks,  Inc.  is  available  on the
Internet.     The    Company's    web    site    is     www.psbusinessparks.com.
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